Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200541

PROSPECTUS SUPPLEMENT (To Prospectus dated January 12, 2015)

3,000,000 Units
Each Consisting of
One Share of Common Stock and
          a Warrant to Purchase One Share of Common Stock

Solar 3D, Inc.

We are offering 3,000,000 units, with each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock (and the 3,000,000 shares of our common stock issuable from time to time upon exercise of the offered warrants). The purchase price for each unit is $4.15. Each warrant will have an exercise price of $4.15 per share, will be exercisable upon issuance and will expire five years from the date of issuance. No fractional warrants will be issued. The units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering. The shares of common stock, warrants and shares of common stock underlying the warrants are sometimes collectively referred to herein as the “securities.”

Our common stock is presently traded on the OTC Markets under the symbol SLTDD. On March 2, 2015, the last sale price of our shares as reported by the OTC Markets was $5.80 per share, reflecting a 26-for-1 reverse stock split effective on February 25, 2015. In conjunction with this offering, we applied to list our common stock on the NASDAQ Capital Market and our common stock is expected to begin trading on the NASDAQ Capital Market under the ticker symbol “SLTD” on March 4, 2015. The warrants are not and will not be listed for trading on the NASDAQ Capital Market, or any other securities exchange.

Investing in our securities involves significant risks. These risks are described under the caption “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price	$4.15	$12,450,000
Underwriting Discount(1)	$0.2905	$871,500
Proceeds, before expenses, to us	$3.8595	$11,578,500

(1) See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

The above summary of offering proceeds to us does not give effect to any exercise of the warrants being offered and issued in this offering.

Delivery of the shares of common stock and warrants to the investors in book-entry form through the facilities of The Depository Trust Company is expected to be made on or about March 9, 2015.

Sole Book-runner

Cowen and Company

March 3, 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of securities. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. The information included or incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information included or incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus and the documents incorporated by reference therein.

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $50 million, of which this offering is a part.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless the context indicates otherwise, in this prospectus supplement and the accompanying prospectus the terms “Company,” “Solar3D,” “we,” “us,” and “our” refer to Solar3D, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

FORWARD-LOOKING INFORMATION

The prospectus and this prospectus supplement, including the documents that we incorporate by reference, contain forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read the prospectus and this prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in the prospectus and this prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to in this prospectus supplement, as well as the risk factors referred to on page 5 of the prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in the prospectus and this prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus, in the documents we incorporate by reference and in any free writing prospectus that we have authorized for use in connection with this offering. This summary is not complete and does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” contained in this prospectus supplement beginning on page S-9 of this prospectus supplement, the accompanying prospectus and the financial documents and notes incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Business Introduction/Summary

References herein to “we,” “us,” “Solar3D,” and “the Company” are to Solar3D, Inc. and its wholly-owned subsidiaries Sun United Networks, Inc. and MD Energy, Inc.  References herein to “SUNworks” refer to Sun United Networks, Inc. and references to “MD Energy” herein to MD Energy, LLC.  On March 2, 2015, we acquired all of the assets of MD Energy, LLC. Except where otherwise indicated, our business discussion below incorporates the business of MD Energy.

Solar3D provides photo voltaic (“PV”) based power systems for the residential, commercial and agricultural markets in California and Nevada.  Through our two operating subsidiaries, SUNworks and MD Energy, we design, arrange financing, integrate, install and manage systems ranging in size from 2kW (kilowatt) for residential loads to multi MW (megawatt) systems for larger commercial projects.  Commercial installations have included office buildings, manufacturing plants, warehouses, and agricultural facilities such as farms, wineries and dairies.  The Company provides a full range of installation services to our solar energy customers including design, system engineering, procurement, permitting, construction, grid connection, warranty, system monitoring and maintenance.

SUNworks, our subsidiary serving the northern California market, was acquired in January of 2014.  SUNworks has installed over 300 systems in 2014, totaling 10 MW of capacity, which is a 100% increase over the approximately 150 systems installations in 2013.  Approximately 60% of SUNworks 2014 revenue was from sales to the commercial market, including the agricultural market, and approximately 40% of its revenue was from sales to the residential market.

MD Energy, which was acquired on March 2, 2015, focuses its operations on the commercial market for Southern California.  Similar to SUNworks, MD Energy designs, arranges financing, monitors and maintains solar systems, but outsources the physical construction of the systems. In 2014, MD Energy installed 14 systems totaling 3.35MW of capacity.

In addition to our core solar integrator business, Solar3D’s technology division has developed a patent-pending 3-dimensional solar cell technology that we believe has the potential to increase PV conversion efficiency thereby reducing the cost of the electricity generated.

Recent Developments

Reverse Stock Split

On February 25, 2015, the Company effected a 26:1 reverse stock split on its shares of common stock (with related adjustments to its outstanding options and warrants).

Closing of MD Energy Acquisition

On March 2, 2015 we completed our acquisition of MD Energy. On November 3, 2014, we entered into an asset purchase agreement with MD Energy and the members of MD Energy who held 100% of the outstanding membership interests to acquire the tangible and intangible assets of MD Energy, including cash and cash and cash equivalents. MD Energy is engaged in energy, infrastructure, electrical and building construction.  The purchase price was $3,500,000 comprised of $400,000 in cash paid at closing, an additional $450,000 in cash payable at the earlier of a funding event or 3 months, and the issuance of a convertible promissory note in the principal amount of $2,650,000 which carries an interest rate of 4% and may be convertible at the sellers option based on a share conversion price of $2.60 per share.

Preliminary Financial Results

Our consolidated financial statements for our year ended December 31, 2014 are not yet available. Accordingly, we have presented a range rather than a specific amount for the preliminary financial results we present below primarily because such results are subject to the completion of our closing procedures. As a result, these preliminary results may differ from the actual results that will be reflected in our consolidated financial statements when they are completed. Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance on them. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information.

For the year ended December 31, 2014, we expect to report revenue in the range of $19.5 to $20.5 million, with revenues expected to exceed $5.0 to $6.0 million for the three months ended December 31, 2014.  We believe that overall revenues will grow to approximately $40 to 45 million in 2015 based on existing and anticipated orders.  Preliminary estimates indicate that MD Energy generated approximately $7 million in revenue for 2014, with substantial growth expected for 2015. We also expect to report positive Adjusted EBITDA of approximately $900,000 to $1 million for the year ended December 31, 2014 and cash and cash equivalents of approximately $400,000 as of December 31, 2014.

To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this press release, including Adjusted EBITDA. We believe that non-GAAP financial measures are helpful in understanding its past financial performance and potential future results, particularly in light of the effect of various acquisition transactions effected by us.

The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, net income (loss), operating loss before income taxes or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity.  Management uses Adjusted EBITDA in managing and analyzing its business and financial condition. Management believes that the presentation of non-GAAP financial measures provide investors greater transparency into ongoing results of operations allowing investors to better compare our results from period to period.

Investors should note that non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Investors should also note that non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that we may exclude for purposes of its non-GAAP financial measures; likewise, we may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Because of the non-standardized definitions, the non-GAAP financial measures as used in this press release may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

We define Adjusted EBITDA as operating loss before, when applicable, certain other income (expense), stock-based compensation, acquisition costs, restructuring charges and any gains or losses on certain asset sales or dispositions.  The following table sets forth a reconciliation of our expected 2014 Adjusted EBITDA to expected 2014 operating loss.

(Preliminary estimates, unaudited)	Year Ended December 31, 2014 (Range of estimates or estimate)
Operating loss	$(450,000) – (550,000)
Stock-based compensation	1,200,000
Acquisition and uplisting costs	250,000
Adjusted EBITDA	$900,000 – 1,000,000

Market Opportunity

We believe the following trends will contribute to the growth and prospects of our business:

•
Growing Market for Solar Energy. The market for residential distributed solar energy is growing rapidly. According to research compiled by GTM Research, an industry research firm, and the Solar Energy Industries Association, or SEIA, 4,751 megawatts of capacity were installed within the U.S. solar energy market in 2013, up 41% over 2012.  GTM Research/SEIA forecasts that installations in 2014 will be up 36% over 2013. We believe that the market is growing rapidly yet possesses significant growth opportunities solar energy is still a small percentage of the U.S. energy market. We believe that there is a significant opportunity for distributed solar energy to increasingly displace traditional retail electricity generated from fossil fuels.

•
Strong Regional Markets. According to the U.S. Department of Energy, four gigawatts of solar power were installed in the US in the first 3 quarters of 2014, of which over half were installed in California and Nevada, our target market. According to GTM Research/ SEIA California’s residential market has grown by at least 50% year-over-year every quarter since the first quarter of 2013.

•
Highly Fragmented Industry. The solar installer industry is highly fragmented and populated with many companies that have been born out of the electrical contractors industry.  The solar installer industry has already undergone significant consolidation with the number of installers in California alone dropping, according to the U.S. Department of Energy, from 1,000 between 2009 and 2013 to 600 in 2014.  We believe that there is opportunity for further consolidation.

Strategy

Solar3D’s strategy for growth is twofold.  First, we plan to continue to expand the reach and penetration of our existing businesses.  Second, we also to plan to strategically acquire PV installers that are financially stable, quality oriented, profitable and have a strong management team that is compatible with our existing team.

Our acquisition candidates primarily consist of small independent companies that generate between $10 million to $30 million of revenues profitably, but lack the resources to scale their businesses. This limits the exit options for the owners of these companies. We believe that a sale to Solar3D will offer them a liquidity opportunity and an opportunity to participate in the continued growth of the business with our resources through convertible notes used in the acquisition.

Our acquisition criteria include the following:

•	Same Target Market – Companies in the residential and commercial markets.
•	Willingness to Continue Participation – Prefer management of acquired companies to continue in an operating role.
•	Compatible and Collaborative Management – Target management must be willing to accept our best practices.
•	Profitable – Companies that generate an operating profit.
•	Location – Currently focused on the California and Nevada markets.

We believe the keys to success in our roll-up strategy are to buy the right company, with a good transaction structure, and with strong management in place.  Our management team has experience in successfully executing a strategy of acquiring companies that have become successful enterprises under their new ownership.

Company Operations

Employees

We employ a total of approximately 90 full-time employees.  We also utilize outside subcontractors to assist with providing solar systems to our customers.  While SUNworks splits its direct labor between employees and contract labor, MD Energy exclusively uses subcontractors for its direct labor.  With each acquisition, we look to transition the majority of back office functions to Solar3D corporate headquarters to reduce costs and make our operations consistent across our subsidiaries.  We believe that our strategy of consolidating such functions as purchasing, supplier relations, accounting, human resources and other basic functions help to realize cost reductions and strategic synergies.

Sales and Marketing

We have approximately 15 employees primarily focused on sales and marketing in California. Substantially all of our sales to the commercial market and approximately 20% of our sales to the residential market are generated by referrals.

In Northern California, we have specially-designed marketing efforts and tracking systems in place that enable us to attract new customers at a low cost and higher conversion rate than what we believe to be the industry average.  SUNworks utilizes several marketing tools and business strategies to differentiate itself from its competitors and attract new customers, including its proprietary proposal tool, its proprietary CRM (customer relationship management software), radio shows and celebrity endorsements, the SUNworks website, search engine optimization, social media, email marketing, direct mailers, its solar outreach division (canvassing, shows and events, solar open houses), call center, strategic partnerships/joint ventures, sponsorships, shared space in retail stores, solar stations (kiosks) and its referral program.

In our Southern California operations, we have a strong advantage at MD Energy given our extensive contact list resulting from MD Energy’s experience in the commercial and industrial construction market, which provides access to customer lists.  Through our network of vendors and independent sales consultants, we now have a growing list of repeat clients, as well as an active and loyal referral network.

Financing

To promote sales, we assist customers in obtaining financing.  Our objective is to arrange the most flexible terms that meets the needs and wants of the customer. Although we do not provide financing ourselves, we have relationships to arrange financing with numerous private and public sources, including PACE (Property Assessed Clean Energy) Programs, which are programs that involve both municipal governments and private financing companies that allows property owners to receive upfront funding for renewable energy projects, and Farm Credit, financing offered by a network of lending institutions.

We believe it is best for customers to own their own systems, but some customers prefer not to own their systems.  We have the ability to arrange financing with third parties through power purchase agreements (“PPAs”) and leases for our customers.

Suppliers

We purchase solar panels and materials directly from multiple manufacturers. While SUNworks and MD Energy operate and make purchases separately at this time, we intend to coordinate purchases and optimize supply relationships to realize the advantages of greater scale.

If one or more of our suppliers fail to meet our anticipated demand, or ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected.  We do not, however, rely on any single supplier and, we believe, we can obtain needed solar panels and materials from a number of different suppliers.  Accordingly, we believe that the loss of any single supplier would not materially affect our business.

We also utilize strategic companies with subcontractors, such as Tiger Electric, Inc. for electrical installations, Aerotek Inc. for racking and module installations, as well as numerous subcontractors for grading, landscaping, and construction for our large commercial, industrial and agricultural customers.

Installation

We are a licensed contractor in the markets we serve, and we are responsible for every customer installation. We manage the entire process from permitting through inspection to interconnection to the power grid, thereby making the system installation process simple and seamless for our customers. Controlling every aspect of the installation process allows us to minimize costs, ensure quality and deliver high levels of customer satisfaction.

After-Sales Support

It is our intent to provide continuing operation and maintenance services for our installed residential and commercial PV system. We provide extended factory equipment technical support and act as a service liaison using our proprietary knowledge, technology and solar electric energy engineering staff. SUNworks does this through a 10 Year Limited Workmanship Warranty and Operations and Maintenance Program, which among other things provide a service and technical support line to our customers.  We generally respond to our job site related issues within 24 hours and offer assistance as long as required to maintain customer satisfaction.

Facilities

Our corporate headquarters is located in Santa Barbara, California.  SUNworks is located in Roseville, California, a city within the Greater Sacramento area. MD Energy is located in Rancho Cucamonga, California.  We lease all of our offices and facilities.

Customers

Currently, substantially all of our revenue comes from installations in California.  Approximately 60% of our sales in 2014 were in the commercial market and approximately 40% were generated by residential sales, but we expect that these percentages may vary from year to year.

Our residential operations address the needs of property owners installing systems smaller than 20kW.  The typical residential system installed by SUNworks is about 6kW with an average cycle time of 45 days.  SUNworks facilitates financing and offers product options to fit the specific needs of each customer.

We also install systems for the commercial market, which includes offerings to agricultural customers.  We define small commercial projects as the installation of systems under 100kW, whereas large commercial projects involve the installation of systems greater than 100kW.  Solar projects have received limited financing from traditional lending sources but we have been encouraged by municipal PACE programs in California which have drawn funding sources such as Ygrene and California First into the financing of energy projects.  Although cycle times vary from fifteen to twenty weeks is a common cycle for commercial projects.  Larger projects typically have a longer cycle time than smaller projects.  Agricultural system sizes vary significantly within this sector and can range from 10kW to multiple megawatts.  Agricultural loans to farmers and tax oriented leases are the primary funding sources within the industry. Similar to commercial installations, cycle times for agricultural projects may commonly range from fifteen to twenty weeks or longer for larger projects.

Competitors

In the solar installation market, we compete with companies that offer products similar to ours.  Some of these companies have greater financial resources, operational experience and technical capabilities than us. When bidding for solar installation projects, however, our current experience suggests that there is no clear dominant or preferred competitor in the markets in which we compete. We do not believe that any competitor has more than 10% of the market across all of the areas that we operate.  We compete with other solar installers on pricing, service and the ability to arrange financing.  On a global scale, we also compete, on a cost basis, with traditional utilities that supply electricity to our potential customers and with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies.  Our advantage over traditional utilities is that we offer customers the opportunity to create their own electricity and detach from the traditional electrical grid.

Seasonality

Exposure to seasonality in our sales patterns is largely mitigated because of the breadth of our business offerings to residential, commercial and agricultural customers.  We do find, however, that some customers tend to book projects by the end of a calendar year to realize the benefits of available subsidy programs prior to year-end.  This results in fourth quarter sales being more robust usually at the expense of the first quarter.  The first quarter in California often has rain, which also reduces our ability to install in that quarter relative to the remainder of the year.

Technology and Intellectual Property

Generally, the solar installation business is not dependent on intellectual property.  With respect to our research efforts, patent applications have been filed for the Solar3D 3-dimensional solar cell for nationalization in the United States, China, Singapore, and India.  The novel 3D cell, which is still in the development stage, is designed to collect sunlight from a wide angle and allow light to bounce around within 3-dimensional microstructures on the solar cell surface more fully absorbing the light than traditional solar cells.  To commercialize this technology, we plan to work with a manufacturing partner that has the capability to assist with the remaining steps (prototyping and volume runs to verify and prove improvement in conversion efficiency).  Research and development expense was $86,025 for the nine months ended September 30, 2014 and $108,565 and $157,742 for the years ended December 31, 2013 and 2012, respectively.

We plan to invest in the development and implementation of an enterprise management system to facilitate the efficient integration and management of our recent and any future acquisitions.

Government Regulation and Incentives

Government Regulation

We are not regulated as a public utility in the United States under applicable national, state or other local regulatory regimes where we conduct business.

To operate our systems we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility and us and/or our customer. In almost all cases, interconnection permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering procedures. As such, no additional regulatory approvals are required once interconnection permission is given.

Our operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, the U.S. Department of Transportation, or DOT, and comparable state laws that protect and regulate employee health and safety.

Government Incentives

Federal, state and local government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge customers for energy from, and to lease, our solar energy systems, helping to catalyze customer acceptance of solar energy as an alternative to utility-provided power.

The Federal government currently offers a 30% investment tax credit under Section 48(a) of the Internal Revenue Code, or the ITC, for the installation of certain solar power facilities until December 31, 2016. By statute, this tax credit is scheduled to decrease to 10% on January 1, 2017, and we expect the reduction in the ITC to negatively impact the availability of tax equity financing and the economics of distributed solar energy financed using tax equity structures.

The economics of purchasing a solar energy system are also improved by eligibility for accelerated depreciation, also known as the modified accelerated cost recovery system, or MACRS, depreciation which allows for the depreciation of equipment according to an accelerated schedule set forth by the Internal Revenue Service. The acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

Approximately half of the states offer a personal and/or corporate investment or production tax credit for solar energy that is additive to the ITC. Further, more than half of the states, and many local jurisdictions, have established property tax incentives for renewable energy systems that include exemptions, exclusions, abatements and credits.  Many state governments, traditional utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a solar energy system or energy efficiency measures. Capital costs or “up-front” rebates provide funds to solar customers based on the cost, size or expected production of a customer’s solar energy system. Performance-based incentives provide cash payments to a system owner based on the energy generated by their solar energy system during a pre-determined period, and they are paid over that time period. In California, residential and commercial customers receive rebates through the California Solar Initiative program in addition to, through 2016, a 30% federal tax credit.  Depending on the cost of the system and other site-specific variables, these incentives can typically cover over 40% of the cost of a commercial or residential solar system.

Many states also have adopted procurement requirements for renewable energy production. Thirty states and the District of Columbia have adopted a renewable portfolio standard that requires regulated utilities to procure a specified percentage of total electricity delivered to customers in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. California’s renewable portfolio standard requires all utilities in the state to source 33% of their electric generation from renewable resources by 2020.

Corporate History

We were originally incorporated in Delaware on January 30, 2002 as MachineTalker, Inc.  In September 2010, we shifted our engineering and research focus to developing a new means for generating solar-produced electrical power for use in the manufacture of highly efficient solar cells.  In July 2010, we changed our company name to Solar3D, Inc. in order to better reflect our new business plan and filed for patent protection covering our new concepts for 3D solar cell designs.  On January 31, 2014, we acquired 100% of the stock of Solar United Networks, Inc., a California corporation, which we believe is one of the fastest growing providers of solar systems in California and in the United States. On March 2, 2015, we acquired MD Energy.

Our principal executive offices are located at 26 West Mission Avenue, Suite 8, Santa Barbara, CA 93101 and our telephone number is (805) 690-9000. Our web site address is www.solar3d.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock we are offering	3,000,000 shares, plus 3,000,000 shares of our common stock underlying the warrants offered in this offering

Warrants we are offering
Warrants to purchase up to 3,000,000 shares of common stock. Each warrant will have an exercise price of $4.15 per share, will be exercisable upon issuance and will expire five years from the date of issuance. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. The exercise price of the warrants is subject to adjustment in certain circumstances.

Common stock to be issued and outstanding after the offering	17,699,277 shares (assuming none of the warrants issued in this offering are exercised).

Limitation on exercise of the warrants
Any exercise notice with respect to the warrants delivered by a holder will be deemed automatically not to have been so delivered by such holder to the extent, but only to the extent, that delivery of shares of our common stock or any other security otherwise deliverable upon such exercise would result in such holder (together with such holder’s affiliates (as defined in Rule 13e-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act), and any other persons acting as a group together with such holder or any of such holder’s affiliates) having a “beneficial ownership,” as determined in accordance with Section 13(d) of the Exchange Act, and the rules thereunder, or “Beneficial Ownership,” of our common stock or any other class of any equity security (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act (a “Class”) in excess of 19.999% of the number of outstanding shares of our common stock or such Class (the “19.999% Ownership Limitation”).

Notwithstanding the foregoing, during any period of time in which a holder’s Beneficial Ownership of our common stock or any other Class is less than 10%, any exercise notice with respect to the warrants delivered by a holder will be deemed automatically not to have been so delivered by such holder to the extent, but only to the extent, that delivery of shares of our common stock or any other security otherwise deliverable upon such conversion or exercise would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) having a Beneficial Ownership of our common stock or any other Class in excess of 9.999% of the number of outstanding shares of our common stock or such Class (the “9.999% Ownership Limitation”).

Notwithstanding the foregoing, during any period of time in which a holder’s Beneficial Ownership of our common stock or any other Class is less than 5%, any exercise notice with respect to the warrants delivered by a holder will be deemed automatically not to have been so delivered by such holder to the extent, but only to the extent, that delivery of shares of our common stock or any other security otherwise deliverable upon such exercise would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) having a Beneficial Ownership of our common stock or any other Class in excess of 4.999% of the number of outstanding shares of our common stock or such Class (the “4.999% Ownership Limitation”).
By written notice to us, any holder may from time to time increase or decrease either or both of the 9.999% Ownership Limitation or the 4.999% Ownership Limitation to any other percentage not in excess of the 19.999% Ownership Limitation; provided that any such increase will not be effective until the 61st day after such notice is delivered to us.

Listing
Our common stock is presently traded on the OTC Markets under the symbol SLTDD.

In conjunction with this offering, we applied to list our common stock on the NASDAQ Capital Market and our common stock is expected to begin trading on the NASDAQ Capital Market under the ticker symbol "SLTD" on March 4, 2015.

The warrants are not and will not be listed for trading on the NASDAQ Capital Market, or any other securities exchange.

Use of proceeds
We estimate the net proceeds from this offering will be approximately $11.2 million (assuming none of the warrants issued in this offering are exercised), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for general corporate purposes, including expanding our products and investments in our infrastructure, and for general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. See “Use of Proceeds.”

Risk factors
You should carefully consider the information in “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of factors you should consider carefully when making a decision to invest in our securities.

The number of shares of our common stock that will be issued and outstanding immediately after this offering as shown above is based on 14,699,277 shares of common stock issued and outstanding as of March 3, 2015 and excludes shares of common stock issuable upon the exercise of stock options outstanding, of which there were 957,265 outstanding as of March 3, 2015 with a weighted average exercise price of $1.23 per share.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of the outstanding options and warrants described above or the warrants offered hereby.

Certain of our officers and directors have indicated an interest in purchasing units in this offering. However, because indications of interests are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no units to any of these potential investors and any of these potential investors may determine to purchase more, less or no units in this offering.

On February 25, 2015, the Company effected a 26:1 reverse stock split on its shares of common stock (with related adjustments to its outstanding options and warrants). Unless otherwise noted, impacted amounts and share information included in this document have been retroactively adjusted for the stock split as if such stock split occurred on the first day of the first period presented. Certain amounts may be slightly different than previously reported due to rounding of fractional shares as a result of the reverse stock split.

RISK FACTORS

Any investment in our securities involves a high degree of risk, including the risks described below. Before purchasing our common stock and warrants, you should carefully consider the risk factors set forth below, as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding whether to invest in our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our stock could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Information.”

Risks Related to Our Financial Position and Capital Requirements

We have a limited operating history, which could make it difficult to accurately evaluate our business and prospects.

Although we were formed in January 2002, we did not begin selling solar systems until we acquired SUNworks in January 2014. Also, we only recently acquired MD Energy in March 2015. Management believes that our success will depend in large part on our ability to continue to successfully sell solar systems in California and Nevada against determined competition, to consummate synergistic acquisitions, and on the industry’s acceptance of our 3D solar cell technology as an alternative to traditional energy sources.  We intend to continue to invest in acquisitions, improvements in solar systems and in completing development of our 3D solar cell technology.  We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We had an accumulated deficit of $33,525,124 and $15,947,107 on September 30, 2014 and December 31, 2013, respectively. We continue to incur research and development and other expenses related to our ongoing and acquired operations. We have incurred operating losses since our inception, may continue to incur operating losses for the foreseeable future, and we expect that these losses may increase as we: (i) expand our corporate infrastructure and (ii) continue to commercialize our products.  As such, we are subject to all risks incidental to the sales and development of new solar energy products and related companion diagnostics, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We may require substantial additional funding which may not be available to us on acceptable terms, or at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our products, or continue our development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to commercialize our products, including building our own commercial organizations to address certain markets. We will require additional capital for the further sale, development and commercialization of our products, as well as to fund our other operating expenses and capital expenditures.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue corporate acquisitions and the commercialization of products. Any of these events could significantly harm our business, financial condition and prospects.

Our future capital requirements will depend on many factors, including:

•	the progress of the sales and development of our products;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;
•	our plans to establish sales, marketing and/or manufacturing capabilities;
•	the effect of competing technological and market developments;
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;
•	general market conditions for offerings from solar energy companies;
•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization; and
•	our revenues from successful sales, development and commercialization of our products.

In order to carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs.

Our inability to raise capital when needed could harm our business, financial condition and results of operations, and could cause our stock price to decline or require that we wind down our operations altogether.

Risks Related to Our Business and Industry

A material reduction in the retail price of traditional utility generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.

We believe that a significant number of our customers decide to buy solar energy because they want to pay less for electricity than what is offered by the traditional utilities. However, distributed residential solar energy has yet to achieve broad market adoption as evidenced by the fact that distributed solar has penetrated less than 1% of its total addressable market in the U.S. residential sector.

The customer’s decision to choose solar energy may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities could decrease as a result of:

•	construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;
•	relief of transmission constraints that enable local centers to generate energy less expensively;
•	reductions in the price of natural gas;
•	utility rate adjustment and customer class cost reallocation;
•	energy conservation technologies and public initiatives to reduce electricity consumption;
•	development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; or
•	development of new energy generation technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase or the lease of our solar energy systems less economically attractive. If the retail price of energy available from traditional utilities were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the United States, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services. For example, certain jurisdictions have proposed assessing fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. For example, California has adopted and implemented Assembly Bill 327, which has directly revised the caps on net metering applicable to each utility in the state, and further mandates that the California Public Utilities Commission, or CPUC, study net metering and craft an updated program that may result in future charges being imposed on our customers in California. It is possible these charges could be imposed on not just future customers but our existing customers, causing a potentially significant consumer relations problem and harming our reputation and business. Due to the concentration of almost all of our business in California, any such changes in these markets would be particularly harmful to our business, results of operations and future growth.

Our growth strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow.  The factors influencing the widespread adoption of solar power technology include but are not limited to:

	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

	continued deregulation of the electric power industry and broader energy industry; and
	availability of governmental subsidies and incentives.

Our business currently depends on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits and incentives would adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. We rely on these governmental rebates, tax credits and other financial incentives to lower the cost of installing solar systems and to incent customers to purchase solar systems. These incentives enable us to lower the price we charge customers for energy and for our solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The federal government currently offers a 30% investment tax credit under Section 48(a)(3) of the Internal Revenue Code, or the Federal ITC, for the installation of certain solar power facilities until December 31, 2016. This credit is due to adjust to 10% in 2017. Solar energy systems that began construction prior to the end of 2011 were eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Act of 2009, or the U.S. Treasury grant, in lieu of the Federal ITC. Pursuant to the Budget Control Act of 2011, U.S. Treasury grants are subject to sequestration beginning in 2013. Specifically, U.S. Treasury grants made on or after March 1, 2013 through September 30, 2013 will be reduced by 8.7%, and U.S. Treasury grants made on or after October 1, 2013 through September 30, 2014 will be reduced by 7.2%, regardless of when the U.S. Treasury received the application. Applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives.

Reductions in, or eliminations or expirations of, governmental incentives could adversely impact our results of operations and ability to compete in our industry by increasing our cost of capital, causing us to increase the prices of our energy and solar energy systems, and reducing the size of our addressable market. In addition, this would adversely impact our ability to attract investment partners and to form new financing funds and our ability to offer attractive financing to prospective customers.

Net metering and related policies to offer competitive pricing to our customers in our current markets, and changes to net metering policies may significantly reduce demand for electricity from our solar energy systems.

Forty-four states have a regulatory policy known as net energy metering, or net metering. Each of the states where we currently serve customers has adopted a net metering policy. Net metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid in excess of the electric load used by the customers. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Utilities operating in states without a net metering policy may receive solar electricity that is exported to the grid when there is no simultaneous energy demand by the customer without providing retail compensation to the customer for this generation.

Our ability to sell solar energy systems and the electricity they generate may be adversely impacted by the failure to expand existing limits on the amount of net metering in states that have implemented it, the failure to adopt a net metering policy where it currently is not in place, the imposition of new charges that only or disproportionately impact customers that utilize net metering, or reductions in the amount or value of credit that customers receive through net metering. Our ability to sell solar energy systems and the electricity they generate also may be adversely impacted by the unavailability of expedited or simplified interconnection for grid-tied solar energy systems or any limitation on the number of customer interconnections or amount of solar energy that utilities are required to allow in their service territory or some part of the grid. If such charges are imposed, the cost savings associated with switching to solar energy may be significantly reduced and our ability to attract future customers and compete with traditional utility providers could be impacted.

Limits on net metering, interconnection of solar energy systems and other operational policies in key markets could limit the number of solar energy systems installed in those markets. For example, California utilities limit net metering credit to 5% of the utilities’ aggregate customer peak demand. California has adopted legislation to establish a process and timeline for developing a new net metering program with no cap on participation. If the caps on net metering in California and other jurisdictions are reached or if the amount or value of credit that customers receive for net metering is significantly reduced, future customers will be unable to recognize the current cost savings associated with net metering. We rely substantially on net metering when we establish competitive pricing for our prospective customers and the absence of net metering for new customers would greatly limit demand for our solar energy systems.

Our business depends in part on the regulatory treatment of third-party owned solar energy systems.

Our leases and any power purchase agreements are third-party ownership arrangements. Sales of electricity by third parties face regulatory challenges in some states and jurisdictions. Other challenges pertain to whether third-party owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third-party owned systems are eligible at all for these incentives, and whether third-party owned systems are eligible for net metering and the associated significant cost savings. Reductions in, or eliminations of, this treatment of these third-party arrangements could reduce demand for our systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

Our ability to provide solar energy systems to customers on an economically viable basis depends on our ability to help customers arrange financing for such systems.

Our solar energy systems have been eligible for Federal ITCs or U.S. Treasury grants, as well as depreciation benefits. We have relied on, and will continue to rely on, financing structures that monetize a substantial portion of those benefits and provide financing for our solar energy systems. With the lapse of the U.S. Treasury grant program, we anticipate that our customers’ reliance on these tax-advantaged financing structures will increase substantially. If, for any reason, our customers were unable to continue to monetize those benefits through these arrangements, we may be unable to provide and maintain solar energy systems for new customers on an economically viable basis.

The availability of this tax-advantaged financing depends upon many factors, including:

•	the state of financial and credit markets;
•	changes in the legal or tax risks associated with these financings; and
•	non-renewal of these incentives or decreases in the associated benefits.

Under current law, the Federal ITC will be reduced from approximately 30% of the cost of the solar energy systems to approximately 10% for solar energy systems placed in service after December 31, 2016. In addition, U.S. Treasury grants are no longer available for new solar energy systems. Changes in existing law and interpretations by the Internal Revenue Service and the courts could reduce the willingness of funding sources to provide funds to customers of these solar energy systems. We cannot assure you that this type of financing will be available to our customers. If, for any reason, we are unable to find financing solar energy systems, we may no longer be able to provide solar energy systems to new customers on an economically viable basis. This would have a material adverse effect on our business, financial condition and results of operations.

Rising interest rates could adversely impact our business.

Increases in interest rates could have an adverse impact on our business by increasing our cost of capital which would increase our interest expense and make acquisitions more expensive to undertake.

Further, rising interest rates may negatively impact our ability to arrange financing for our customers on favorable terms to facilitate our customers’ purchases of our solar energy systems.  The majority of our cash flows to date have been from the sales of solar energy systems.  Rising interest rates may have the effect of depressing the sales of solar energy systems because many consumers finance their purchases.

As a result, an increase in interest rates may negatively affect our costs and reduce our revenues which would have an adverse effect on our business, financial condition and results of operations.

Our inability to arrange financing could hurt our future business.

On a global scale, we also compete, on a cost basis, with traditional utilities that supply electricity to our potential customers and with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies.  Our advantage over traditional utilities is that we offer customers the opportunity to create their own electricity and detach from the traditional electrical grid.  To offer customers the opportunity, we often have to arrange financing for our customers as solar projects have received limited financing from traditional lending sources.  Our objective is to arrange the most flexible terms that meets the needs and wants of the customer. Although we do not provide financing ourselves, we have relationships to arrange financing with numerous private and public sources, including PACE (Property Assessed Clean Energy) Programs, which are programs that involve both municipal governments and private financing companies that allows property owners to receive upfront funding for renewable energy projects, and Farm Credit, financing offered by a network of lending institutions.  Our inability to arrange financing through these or other source could adversely affect our business and results of operations.

If we cannot compete successfully against other solar and energy companies, we may not be successful in developing and commercializing our technology and our business will suffer.

The solar and energy industries are characterized by intense competition and rapid technological advances, both in the United States and internationally. We will compete with a number of existing and future technologies and product candidates developed, manufactured and marketed by others. Many of these competitors have validated technologies with products already in various stages of development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience.

We compete with solar companies with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Some of these competitors specialize in the residential solar energy market, and some may provide energy at lower costs than we do. Further, some of our competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. For us to remain competitive, we must distinguish ourselves from our competitors by offering an integrated approach that successfully competes with each level of products and services offered by our competitors at various points in the value chain. If our competitors develop an integrated approach similar to ours including sales, financing, engineering, manufacturing, installation, maintenance and monitoring services, this could reduce our marketplace differentiation.

Because we will be competing against significantly larger companies with established track records, we will have to demonstrate that, based on experience, and other factors, our products, are competitive with other products or we may not be able to reach or maintain profitable sales levels.

Adverse economic conditions may have material adverse consequences on our business, results of operations and financial condition.

Unpredictable and unstable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. We rely upon our ability to generate additional sources of liquidity and we may need to raise additional funds through public or private debt or equity financings in order to fund existing operations or to take advantage of opportunities, including acquisitions of complementary businesses or technologies. Any adverse event would have a material adverse impact on our business, results of operations and financial condition.

Our business is concentrated in certain markets, putting us at risk of region specific disruptions.

As of December 31, 2014, 100% of our total installations were in California and all of our offices were located in California. In January SUNworks opened a satellite office in Reno, NV and began selling in the residential market.  We expect much of our near-term future growth to occur in California and Nevada, further concentrating our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in such markets and in other markets that may become similarly concentrated.

Substantially all of our business is conducted primarily using one channel, direct-selling.

While we are in the process of evaluating different distribution channels, currently substantially all of our business is conducted using direct-selling. We compete against companies that sell solar energy systems to customers through a number of distribution channels, including homebuilders, home improvement stores, large construction, electrical and roofing companies and other third parties and companies that access customers through relationships with third parties in addition to other direct-selling companies. This single distribution channel may place us at a disadvantage with consumers who prefer to purchase products through these other distribution channels. Additionally, we are vulnerable to changes in laws related to direct marketing as regulations have limited unsolicited residential sales calls and may impose additional restrictions. If additional laws affecting direct marketing are passed in the markets in which we operate, it could take time to train our sales force to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts or are not successful in executing our strategy to sell our solar energy systems through other channels, our financial condition, results of operations and growth prospects will be adversely affected.

If we are unable to retain and recruit qualified technicians and advisors, or if our key executives, key employees or consultants discontinue his or her employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

We may not be able to attract or retain qualified management or technical personnel in the future due to the intense competition for qualified personnel among solar, energy and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital and our ability to implement our overall business strategy.

We are highly dependent on members of our management and technical staff, especially James B. Nelson, our Chief Executive Officer and President. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior technical personnel. The loss of any of our executive officers, key employees or consultants and our inability to find suitable replacements could impede the achievement of our research and development objectives, potentially harm our business, financial condition and prospects. We may be unable to attract and retain personnel on acceptable terms given the competition among solar and energy companies, universities and non-profit research institutions for experienced scientists. Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other solar and energy companies. We do not maintain “key man” insurance policies on any of our officers or employees.  Other than the senior management of SUNworks and MD Energy, all of our employees are employed “at will” and, therefore, each employee may leave our employment and join a competitor at any time.

We plan to grant stock options, restricted stock grants, or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance and aligning the interests of employees with those of our stockholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees, including qualified scientific personnel, and attract additional qualified candidates, our business and results of operations could be adversely affected.

The execution of our business plan and development strategy may be seriously harmed if integration of our senior management team is not successful.

As we continue to grow and acquire new businesses like MD Energy, we have experienced and we may continue to experience significant changes in our senior management team. Specifically, three new board members and our chief financial officer have joined us since December 2014. Further, we have added senior management through our acquisitions.  As a result, our ability to integrate the board and senior management team and our ability to effectively manage our business may affect the successful operations of our business.

We may not successfully implement our business model.

Our business model is predicated on our ability to provide solar systems at a profit, and our growth through strategic acquisitions.  We intend to continue to operate as we have previously with sourcing and marketing methods that we have used successfully in the past.  However, we cannot assure that our methods will continue to attract new customers nor that we can maintain the same profitability in the very competitive solar systems marketplace.  We are actively seeking to acquire additional companies that are complementary to ours, and that make a profit.  We cannot guarantee that such companies are available or that we can sustain their performance after we acquire them.

Further, we intend to develop our proprietary technology.  We intend to outsource manufacturing and/or to license the proprietary technology to customers for production in their own facilities. We cannot assure that customers will license our technology, to produce it in their own facilities or that various industries will adopt our 3D solar cell technology in the volume that we project, or that prospective customers will agree to pay the prices that we propose to charge.

In the event our customers resist paying the prices projected in our business plan to purchase solar installations or to license our 3D solar cell technology, our business, financial condition, and results of operations will be materially and adversely affected.

We will need to increase the size of our company and may not effectively manage our growth.

Our success will depend upon growing our business and our employee base. Over the next 12 months, we plan to add additional employees to assist us with operations, sales, finance, administration and research and development. Our future growth, if any, may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition, and results of operations.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

We acquired SUNworks in January 2014 and completed our acquisition of MD Energy in March 2015. Our growth strategy is dependent on the success of these acquisitions and in the future we may acquire additional companies, project pipelines, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of this acquisition or any other future acquisition, and any acquisition has numerous risks. These risks include the following:

•	difficulty in assimilating the operations and personnel of the acquired company;
•	difficulty in effectively integrating the acquired technologies or products with our current technologies;
•	difficulty in maintaining controls, procedures and policies during the transition and integration;
•	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;
•	difficulty integrating the acquired company’s accounting, management information and other administrative systems;
•	inability to retain key technical and managerial personnel of the acquired business;
•	inability to retain key customers, vendors and other business partners of the acquired business;
•	inability to achieve the financial and strategic goals for the acquired and combined businesses;
•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;
•	potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement and other legal and financial liabilities, among other things;
•	potential inability to assert that internal controls over financial reporting are effective; and
•	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Mergers and acquisitions of companies are inherently risky and, if we do not complete the integration of acquired businesses successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition or results of operations.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. We believe that our primary competitors are the traditional utilities that supply electricity to our potential customers. Traditional utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

We also compete with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that our current fund-financed business model requires. This may limit our ability to attract new customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar panels on their roofs.

As the solar industry grows and evolves, we will also face new competitors who are not currently in the market. Our industry is characterized by low technological barriers to entry and well-capitalized companies could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

Developments in alternative technologies or improvements in distributed solar energy generation may materially adversely affect demand for our offerings.

Significant developments in alternative technologies, such as advances in other forms of distributed solar power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay deployment of our solar energy systems, which could result in product obsolescence, the loss of competitiveness of our systems, decreased revenue and a loss of market share to competitors.

Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of market share.

While we purchase our products from several different suppliers, if one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected. There are a limited number of suppliers of solar energy system components and technologies. While we believe there are other sources of supply for these products available, transitioning to a new supplier may result in additional costs and delays in acquiring our solar products and deploying our systems. These issues could harm our business or financial performance.

In addition, the acquisition of a component supplier or technology provider by one of our competitors could limit our access to such components or technologies and require significant redesigns of our solar energy systems or installation procedures and have a material adverse effect on our business.

There have also been periods of industry-wide shortages of key components, including solar panels, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us and our supply of such components may be reduced as a result.

Typically, we purchase the components for our solar energy systems on an as-needed basis and do not operate under long-term supply agreements. All of our purchases are denominated in U.S. dollars. Since our revenue is also generated in U.S. dollars we are mostly insulated from currency fluctuations. However, since our suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies, if the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these other currencies this may cause our suppliers to raise the prices they charge us, which could harm our financial results. Since we purchase almost all of the solar photovoltaic modules we use from China, we are particularly exposed to exchange rate risk from increases in the value of the Chinese Renminbi. In addition, the U.S. government has recently imposed tariffs on solar cells manufactured in China and is investigating pricing practices concerning solar panels manufactured in China and Taiwan that contain solar cells produced in other countries, at the conclusion of which it could impose additional tariffs or duties. Any such tariffs or duties, or shortages, delays, price changes or other limitation in our ability to obtain components or technologies we use could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.

Our business has benefited from the declining cost of solar panels, and our financial results may be harmed now that the cost of solar panels has stabilized and could increase in the future, including as a result of increases in the cost of solar panels or tariffs on imported solar panels imposed by the U.S. government.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of our solar energy systems and customer adoption of this form of renewable energy. With the stabilization or increase of solar panel and raw materials prices, our growth could slow, and our financial results could suffer. Further, the cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors.

The U.S. government has imposed tariffs on solar cells manufactured in China. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. Under the most recent preliminary annual review, the tariff rates under the 2012 trade case covering solar cells manufactured in China have been decreased. These tariffs have increased the price of solar panels containing Chinese-manufactured solar cells. In the past, we purchased a significant portion of the solar panels used in our solar energy systems from manufacturers based in China. Currently, many of the solar panels we purchase contain components from China or Taiwan. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

In addition, the U.S. government is conducting trade investigations relating to solar modules manufactured in China (with cells from other countries) and cells manufactured in Taiwan. In early January 2015, the U.S. government announced its affirmative final determinations in both the countervailing duty and anti-dumping cases against China and in the anti-dumping case again Taiwan. The new preliminary tariffs do not apply to modules with Chinese solar cells. Those modules are still covered by the existing tariffs from the first 2012 trade case.

If additional tariffs are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms or to access specialized technologies from those countries could be limited. Any of those events could harm our financial results by requiring us to account for the cost of trade penalties or to purchase solar panels or other system components from alternative, higher-priced sources.

We act as the licensed general contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor and we are responsible for every customer installation. We are the general contractor, electrician, construction manager and installer for all our solar energy systems. We may be liable to customers for any damage we cause to their home, belongings or property during the installation of our systems. For example, we penetrate our customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of installation of solar energy systems. In addition, because the solar energy systems we deploy are high-voltage energy systems, we may incur liability for the failure to comply with electrical standards and manufacturer recommendations. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected results or cover our costs for that project.

In addition, the installation of solar energy systems is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our employees to maintain professional licenses in many of the jurisdictions in which we operate, and our failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every authority having jurisdiction over our operations and our solar energy systems. Any new government regulations or utility policies pertaining to our systems, or changes to existing government regulations or utility policies pertaining to our systems, may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain a fleet of trucks and other vehicles to support our installers and operations. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, the U.S. Department of Transportation, or DOT, and equivalent state laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because our installation employees are compensated on a per project basis, they are incentivized to work more quickly than installers that are compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability. In the past, we have had workplace accidents and received citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Problems with product quality or performance may cause us to incur warranty expenses, damage our market reputation and prevent us from maintaining or increasing our market share.

If our products fail to perform as expected while under warranty, or if we are unable to support the warranties, sales of our products may be adversely affected or our costs may increase, and our business, results of operations and financial condition could be materially and adversely affected.

We may also be subject to warranty or product liability claims against us that are not covered by insurance or are in excess of our available insurance limits. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share causing sales to decline.

A failure to comply with laws and regulations relating to our interactions with current or prospective residential customers could result in negative publicity, claims, investigations, and litigation, and adversely affect our financial performance.

Our business substantially focuses on contracts and transactions with residential customers. We must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with residential consumers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvement contracts, warranties, and door-to-door solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Our non-compliance with any such law or regulations could also expose the company to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with residential consumers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition and results of operations.

A material weakness in our internal control over financial reporting relating to inadequate financial statement preparation and review procedures was identified in connection with the preparation of our consolidated financial statements

We have reported a material weakness in our internal control over financial reporting for the year ended December 31, 2013 related to our prior board structure, which lacked independent board members and an audit committee, which we have adequately addressed.  This weakness did not impact our ability to report financial information on a timely basis. Our internal infrastructure, however, may not be adequate to support our increased reporting obligations as a result of acquisitions and organic growth.  We may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. If our internal infrastructure is inadequate, we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems throughout our company to control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation.

Seasonality may cause fluctuations in our financial results.

We often find that some customers tend to book projects by the end of a calendar year to realize the benefits of available subsidy programs prior to year-end.  This results in fourth quarter sales being more robust usually at the expense of the first quarter.  The first quarter in California often has rain, which also reduces our ability to install in that quarter relative to the remainder of the year.  In the future this seasonality may cause fluctuations in our financial results. In addition, other seasonality trends may develop and the existing seasonality that we experience may change.

Risks Relating to our Common Stock and this Offering

The market price of our common stock may fluctuate significantly, and investors in our common stock may lose all or a part of their investment.

The market prices for securities of solar and energy companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	our failure to commercialize our product candidates;
•	unanticipated serious safety concerns related to the use of any of our product candidates;
•	adverse regulatory decisions;
•	changes in laws or regulations applicable to our product candidates;
•
legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our product candidates, and the results of any proceedings or lawsuits, including patent or stockholder litigation;

•	our dependence on third parties, including;
•	announcements of the introduction of new products by our competitors;
•	market conditions in the solar and energy sectors;
•	announcements concerning product development results or intellectual property rights of others;
•	future issuances of common stock or other securities;
•	the addition or departure of key personnel;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;
•	actual or anticipated variations in quarterly operating results;
•	our failure to meet or exceed the estimates and projections of the investment community;

•
overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	issuances of debt or equity securities;
•	sales of our common stock by us or our stockholders in the future;
•	trading volume of our common stock;
•	ineffectiveness of our internal controls;
•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	general political and economic conditions;
•	effects of natural or man-made catastrophic events; and;
•	other events or factors, many of which are beyond our control.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might worsen if the trading volume of our common stock is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

Management will have broad discretion in determining how to use the proceeds of this offering.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently intend to use the net proceeds from this offering for general corporate purposes, including expanding our products and investments in our infrastructure, and for general working capital purposes.  We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline and could have an adverse effect on the market price of the warrants.

Purchasers of units in this offering will experience immediate and substantial dilution in the book value of their investment. You may experience further dilution upon exercise of warrants.

The public offering price per unit in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase units in this offering, you will incur immediate substantial dilution of approximately $4.28 per share, representing the difference between the public offering price per unit and our as adjusted net tangible book value as of $(1.04) as of September 30, 2014, without giving effect to the potential exercises of the warrants offered by this prospectus supplement. Furthermore, if outstanding options or warrants or the warrants offered hereby are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled “Dilution.”

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock or the warrants.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock included in the units, or issuable upon exercise of the warrants included in the units, sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended. Because the warrants are exercisable into our common stock, volatility or a reduction in the market price of our common stock could have an adverse effect on the market price of the warrants.

There is no public market for the warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants that they hold.

The warrant agreement governing the warrants being offered hereby will prohibit a holder from exercising its warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 19.999% of our common stock or any other class of any equity security (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act, or a Class. Furthermore, during any period in which a holder beneficially owns less than 10% of our common stock or any other Class, the warrant agreement will limit the ability of such holder to exercise its warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 9.999% of our common stock or any other Class. Also, during any period in which a holder beneficially owns less than 5% of our common stock or any other Class, the warrant agreement will limit the ability of such holder to exercise its warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.999% of our common stock or any other Class. As a result, you may not be able to exercise your warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your warrants to realize value, but you may be unable to do so.

We may not have the ability to repurchase the warrants.

Under certain circumstances, if an extraordinary transaction (as defined in the warrants) occurs, holders of the warrants may require us to repurchase the remaining unexercised portion of such warrants for an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model and the terms of the warrants. Our ability to repurchase the warrants depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to repurchase the warrants.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $11.2 million. This amount does not give effect to any exercise of the warrants being offered and issued in this offering.

We currently intend to use the net proceeds from this offering for general corporate purposes, including expanding our products and investments in our infrastructure, and for general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return. We have not yet determined the amount or timing of the expenditures for the categories listed above, and these expenditures may vary significantly depending on a variety of factors. As a result, we will retain broad discretion over the use of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

•	on an actual basis; and

•
on a pro forma basis, to reflect the acquisition of MD Energy, the restructuring of convertible notes to eliminate derivative liability associated with the convertible notes and the reverse stock split.

•
on an as adjusted pro forma basis to additionally reflect the sale of the 3,000,000 units offered by us in this offering after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our financial statements and related notes filed in our annual, quarterly and current reports filed with the SEC.

	September 30, 2014
(in thousands, except share data)	Actual	Pro Forma (2)	As Adjusted Pro Forma (3)

Cash, cash equivalents, short-term investments and long-term investments(1)	$1,288,855	$1,288,855	$12,488,855
Convertible promissory notes (including net beneficial conversion feature, derivative liability and discount)	14,622,997	5,472,002	5,472,002
Stockholders’ equity
Common stock, $0.001 par value per share, 38,461,538 shares authorized; 12,698,249 shares actual and pro forma and 15,698,249 shares as adjusted pro forma, issued and outstanding	330,154	12,698	15,698
Additional paid-in capital	22,513,814	43,223,667	54,420,667
Accumulated deficit	(33,525,125)	(40,944,726)	(40,944,726)
Total stockholders’ equity	(10,681,157)	2,291,639	13,491,639

(1) While we have not finalized our full financial results for the fiscal year ended December 31, 2014, we expect to report that we had approximately $400,000 of cash, cash equivalents and short-term investments as of December 31, 2014. This amount is preliminary, has not been audited and is subject to change upon completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2014. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of December 31, 2014.

(2) The Pro forma column reflects the acquisition of MD Energy (as reported in a Current Report on Form 8-K/A filed with the SEC on January 14, 2015) and the restructuring of convertible notes to eliminate derivative liability associated with the convertible notes (as reported in a Current Report on Form 8-K filed with SEC on December 18, 2014) and the reverse stock split.  These adjustments may differ from the actual adjustments that will be reflected in our consolidated audited financial statements to be filed with our Form 10-K in late March.

(3) The As Adjusted Pro Forma column reflects the assumed sale of 3,000,000 units at $4.15 per unit (less underwriter’s commissions and expenses payable by us) and the effects of the adjustments discussed in note 2 above.

DILUTION

If you invest in our units in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per unit and the as adjusted net tangible book value per share of our common stock after this offering.

Our net tangible book value as of September 30, 2014 was approximately $(13,280,000) million, or $(1.04) per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by 12,698,249, the number of our shares of common stock outstanding as of September 30, 2014. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 3,000,000 units in this offering at a public offering price of $4.15 per unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2014, would have been approximately $(2,080,000) million, or $(0.13) per share. This represents an immediate increase in net tangible book value of $0.91 per share to existing stockholders and immediate dilution in net tangible book value of $4.28 per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per unit		$4.15
Net tangible book value per share as of September 30, 2014	$(1.04)
Increase per share attributable to this offering	0.91

As adjusted net tangible book value per share after this offering		$(0.13)
Dilution per share to new investors participating in this offering		$4.28

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering.  Investors that purchase common stock upon the exercise of the warrants offered hereby may experience dilution depending on our net tangible book value at the time of exercise.

The above discussion and table are based on 12,698,249 shares of common stock issued and outstanding as of September 30, 2014 and excludes shares of common stock issuable upon the exercise of stock options outstanding, of which there were 825,854 outstanding as of September 30, 2014 with a weighted average exercise price of $0.99 per share

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering 3,000,000 units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $4.15 per share. No fractional warrants will be issued. Units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 15 of the accompanying prospectus.

Warrants

General

The following description of the warrants offered hereby is a summary. It summarizes only those aspects of the warrants that we believe will be most important to your decision to invest in the warrants. You should keep in mind, however, that it is the terms in the warrant, and not this summary that define your rights as a holder of the warrants. There may be other provisions in the warrant that are also important to you. You should read the form of warrant for a full description of the terms of the warrants.

The warrants will be issued pursuant to one or more warrant agreements executed by us. Each warrant entitles the holder thereof to purchase one share of our common stock at an exercise price equal to $4.15 per share. The warrants will be exercisable during the period commencing from the date of original issuance and ending on the fifth anniversary of the date of original issuance, the expiration date of the warrants. The warrants may be exercised by delivering to the warrant agent or the Company, as applicable, a form of election to purchase, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable.

Upon delivery of the form of election to purchase appropriately completed and duly signed and cash payment of the exercise price, if applicable, on and subject to the terms and conditions of the warrant agreement, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If fewer than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

If a registration statement relating to the issuance of the shares underlying the warrants is not then effective or available, a holder of warrants may exercise the warrants on a cashless basis, where the holder receives the net value of the warrant in shares of common stock. However, if an effective registration statement is available for the issuance of the shares underlying the warrants, a holder may only exercise the warrants through a cash exercise, except as set forth below. Holders of warrants will only be able to exercise their warrants if the shares of common stock underlying the warrant are qualified for sale or are at the time exempt from qualification under the applicable securities or blue sky laws of the states in which such holders (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside. Shares issued pursuant to a cashless exercise would be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates (within the meaning of Rule 144 under the Securities Act).

The exercise price and the number and type of securities purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.

In the event of an extraordinary transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, we or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the extraordinary transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model and the terms of the warrants.

The warrants contain full ratchet anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the warrants, with certain exceptions. The terms of the warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

No fractional shares will be issued upon exercise of the warrants. Except as set forth in the respective warrant agreements, the warrants do not confer upon holders any voting or other rights as stockholders of the Company.

We may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

Ownership Limitation

Notwithstanding any other provision of this description of our warrants and the warrant agreement, any exercise notice with respect to the warrants delivered by a holder will be deemed automatically not to have been so delivered by such holder to the extent, but only to the extent, that delivery of shares of our common stock or any other security otherwise deliverable upon such exercise would result in such holder having Beneficial Ownership of our common stock or any other Class in excess of the 19.999% Ownership Limitation. Any purported delivery to any holder shall be void and have no effect to the extent, but only to the extent, that after such delivery, such holder would have Beneficial Ownership of our common stock or any such Class in excess of the 19.999% Ownership Limitation.

Notwithstanding the foregoing, during any period of time in which a holder’s Beneficial Ownership of our common stock or any other Class is less than 10%, any exercise notice with respect to the warrants delivered by a holder will be deemed automatically not to have been so delivered by such holder to the extent, but only to the extent, that delivery of shares of our common stock or any other security otherwise deliverable upon such exercise would result in such holder having a Beneficial Ownership of our common stock or any other Class in excess of the 9.999% Ownership Limitation. Any purported delivery to any holder shall be void and have no effect to the extent, but only to the extent, that after such delivery, such holder would have Beneficial Ownership of our common stock or any such Class in excess of the 9.999% Ownership Limitation.

Notwithstanding the foregoing, during any period of time in which a holder’s Beneficial Ownership of our common stock or any other Class is less than 5%, any exercise notice with respect to the warrants delivered by a holder will be deemed automatically not to have been so delivered by such holder to the extent, but only to the extent, that delivery of shares of our common stock or any other security otherwise deliverable upon such exercise would result in such holder having a Beneficial Ownership of our common stock or any Class in excess of the 4.999% Ownership Limitation. Any purported delivery to any holder whose Beneficial Ownership of our common stock or any other Class is less than 5% shall be void and have no effect to the extent, but only to the extent, that after such delivery, such holder would have Beneficial Ownership of our common stock or any such Class in excess of the 4.999% Ownership Limitation.

For purposes of calculating Beneficial Ownership for each of the immediately three preceding paragraphs, the aggregate number of shares of our common stock beneficially owned by a holder will include the number of shares of our common stock issuable upon exercise of the warrants with respect to which the determination of such sentence is being made, but shall exclude the number of shares of our common stock which are issuable upon (i) exercise of the remaining, unexercised warrants beneficially owned by such holder, and (ii) exercise or conversion of the unexercised or unconverted portion of any of our other securities beneficially owned by such holder (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein.

By written notice to us, a holder may from time to time increase or decrease either or both of the 9.999% Ownership Limitation or the 4.999% Ownership Limitation to any other percentage not in excess of the 19.999% Ownership Limitation; provided that any such increase will not be effective until the 61st day after such notice is delivered to us.

These ownership limitations will be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitations herein contained and the shares of our common stock underlying the warrants in excess of the 19.999% Ownership Limitation, 9.999% Ownership Limitation or the 4.999% Ownership Limitation will not be deemed to be beneficially owned by a holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 3, 2015, we have agreed to sell to Cowen and Company, LLC, as underwriter, 3,000,000 units.

The underwriting agreement provides that the underwriters are obligated to purchase all of the units in the offering if any are purchased.

The underwriter is offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel including the validity of the units, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The offering of the units by the underwriter is also subject to the underwriter’s right to reject any order in whole or in part.

The underwriter proposes to offer the units initially at the public offering price on the cover page of this prospectus supplement. After the offering the underwriter may change the public offering price.

The following table summarizes the compensation we will pay:

	Per Unit	Total
Underwriting discounts and commissions paid by us	$0.2905	$871,500

We estimate that the total expenses for this offering payable by us, not including the underwriting discounts and commissions, will be approximately $400,000. We have agreed to reimburse the underwriter for legal expenses incurred by it in connection with this offering. In accordance with FINRA Rule 5110, the amount reimbursed to the underwriter is deemed underwriter compensation for this offering.

Pursuant to certain ‘‘lock-up’’ agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 90 days after the date of the pricing of the offering. The 90-day restricted period will be automatically extended if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants (c) issue securities in connection with acquisitions or similar transactions, or (d) file registration statements on Form S-8. The exceptions permit parties to the ‘‘lock-up’’ agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, and (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar

Cowen and Company, LLC, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

In conjunction with this offering, we applied to list our common stock on the NASDAQ Capital Market and our common stock is expected to begin trading on the NASDAQ Capital Market under the ticker symbol SLTD on March 4, 2015.  The warrants are not and will not be listed for trading on The NASDAQ Capital Market or any other securities exchange.

The public offering price of the units and the exercise price and other terms of the warrants were negotiated between us and the underwriter, based on the trading price of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the units we are offering and the exercise price and other terms of the warrants include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. There can be no assurance that the public offering price of the units or the deemed allocation in the underwriting agreement of the public offering price of the units between the public offering price of the common stock and the public offering price of the warrants will correspond to the price at which the common stock and warrants will trade in the public market subsequent to this offering or that an active public market for our common stock or warrants will develop and continue after this offering.

In connection with the offering the underwriter may engage in stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•
Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriter has a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•
In passive market making, market makers in the securities who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our securities until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result the price of our securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectus supplements electronically. The underwriter may agree to allocate a number of units to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriter and its affiliates has provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the securities in circumstances in which Section 21 of the FSMA does not apply to us; and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. Our company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. Proskauer Rose LLP, New York, New York, has acted as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS

HJ Associates & Consultants, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference herein. Our financial statements are incorporated by reference in reliance on HJ Associates & Consultants, LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at http://www.solar3d.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•	our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 26, 2014;
•
our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on May 15, 2014, July 23, 2014 and November 10, 2014, respectively; and

•
our current reports on Form 8-K, filed with the SEC on January 31, 2014, May 2, 2014, May 28, 2014, July 23, 2014, August 29, 2014, October 3, 2014, November 6, 2014, December 11, 2014, December 18, 2014, January 13, 2015, January 21, 2015 February 10, 2014, February 26, 2015 and March 3, 2015, and our current reports on Form 8-K-A, filed with the SEC on April 1, 2014, January 7, 2015, January 14, 2015, February 6, 2015 and March 3, 2015.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement and the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

 Solar3D, Inc.
26 West Mission Avenue, Suite 8
Santa Barbara, CA 93101
Attn.: Corporate Secretary

PROSPECTUS

SOLAR3D, INC.

$50,000,000 Common Stock Preferred Stock Warrants Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants or units having an aggregate initial offering price not exceeding $50,000,000. The preferred stock, warrants, and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is presently traded on the OTC QB under the symbol “SLTD.” On December 22 , 2014, the last reported sale price of our common stock was $ 0.18 .

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters, dealers or through a combination of these methods on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” contained herein for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading “Risk Factors”. You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 12, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time having an aggregate initial offering price of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus, including the section titled “Risk Factors,” and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

General

Solar3D, Inc., a Delaware corporation (the “Company,” “Solar3D,” “we, “us”, or “our”), is engaged in the business of providing solar power solutions and developing of a proprietary high efficiency solar cell.  The Company’s wholly owned subsidiary, Solar United Networks, Inc. (“SUNworks”) focuses on the design, installation, and management of solar power systems for commercial, agricultural, and residential customers.  We believe SUNworks is one of the fastest growing solar systems providers in California.  SUNworks has delivered hundreds of 2.5 kilowatt to 1-megawatt commercial systems and has the capability of providing systems as large as 25 megawatts.  Solar3D’s technology division is developing a patent-pending three-dimensional solar cell technology to maximize the conversion of sunlight into electricity (the “Solar3D Cell”).  The Solar3D Cell collects sunlight from a wide angle and lets the light bounce around in three-dimensional microstructures on the solar cell surface. The Company’s mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

Corporate History

We were originally formed in January 2002 as MachineTalker, Inc. in order to pursue the development of new wireless process control technology.  In August 2005, we filed a Registration Statement on Form SB-2 which was declared effective by the Securities and Exchange Commission on December 22, 2005.  In September 2010, we shifted our engineering and research focus to developing a new means for generating solar-produced electrical power for use in the manufacture of highly efficient solar cells.  In July 2010, we changed our company name to Solar3D, Inc. in order to better reflect our new business plan and filed for patent protection covering our new concepts for 3D solar cell designs.  On January 31, 2014, we acquired 100% of the stock of Solar United Networks, Inc., a California corporation, which we believe is one of the fastest growing providers of solar systems in California and in the United States.

Recent Developments

MD Energy, LLC

Effective November 3, 2014, we entered into an asset purchase agreement (the "APA") with MD Energy, LLC, a Nevada limited liability company (`MDE") and the members of MDE who hold 100% of the outstanding membership interests. MDE is engaged in energy, infrastructure, electrical and building construction. The parties anticipate that the acquisition will close in February 2015, subject to the satisfaction of all closing conditions. Pursuant to the terms of the APA, the Company will acquire tangible and intangible assets of MDE, including cash and cash equivalents.

Background of Solar Cell Technology

Solar cell efficiency is the measure of how much incident sunlight is converted into electricity.  Most solar cells today are made from silicon, an inexpensive and abundant raw material.  Due to the physics of silicon, the theoretical maximum efficiency of high-grade crystalline silicon solar cells is approximately 29%.  In commercial practice, the efficiency ranges from 12% to 19%.  We anticipate that our 3D solar cell technology will increase the efficiency of solar cells using low cost processes, in order to decrease the overall cost per watt of solar electricity.

Traditional solar cells are two-dimensional, utilizing a single pass sunlight conversion mechanism.  There are two primary ways that these devices lose light and electrons, or electron-hole pairs to be precise, which result in a conversion efficiency much less than the theoretical maximum.

•	Surface Reflection – Due to fundamental physics, approximately 30% of incident sunlight is reflected off the surface of silicon cells.

•
Electron Reabsorption – When a photon strikes the solar cell, an electron is “knocked loose” creating an electron-hole pair that moves through the cell material creating an electrical current. However, in conventional two-dimensional solar cell designs, these electron-hole pairs must travel a long distance before reaching a metal contact wire.  As a result, they are reabsorbed by the material and do not contribute to the production of electrical current.

Our 3D Solar Cell Technology

We are designing our three-dimensional solar cell from the ground up as an integrated optoelectrical device that optimally reduces all primary energy losses in a solar cell to achieve the highest efficiency.  By leveraging the scalability of conventional solar and semiconductor processes, we believe our 3D solar cell will be able to deliver an unprecedented level of cost and conversion efficiency.

Unlike conventional solar cells where sunlight passes through one time, our 3D solar cell design is planned to use myriad 3D micro-cells that trap sunlight inside photovoltaic structures where photons bounce around until they are all converted into electricity.  Our three-dimensional technology is expected to combine thin- and thick-film technologies to achieve the high efficiencies of crystalline at the lower cost per watt of thin film.

We believe the key features and benefits of our 3D solar cell design are:

•	Light Collection – Instead of allowing sunlight to bounce off the surface, the new design uses light collecting to trench down into the three dimensional structure.

•
3D Photovoltaic Structure – Conventional solar cells have one photon absorbing surface.  Solar3D’s unique design is anticipated to increase the surface area many fold in order to allow the photos to bounce off many surfaces until virtually all the photons that can be absorbed, within the limitations of the material, are absorbed.

•
Thin Absorbing Regions – Our 3D photovoltaic structure is anticipated to be fabricated with very thin absorbing regions and designed to enhance charge carrier separation.  Therefore, electron-hole pairs will travel short distances before reaching a contact wire where they will be quickly extracted to produce current.  We believe this approach will lead to an overall height and silicon material reduction when compared to conventional crystalline silicon cells.

•
Below Surface Contacts – Unlike conventional solar cells where electrical contact wires run on the top of the cell, blocking sunlight, our design is expected to use a network of contact wires that run below the light collectors.  We believe this approach will allow our 3D solar cells to trap and utilize nearly 100% of the incident light.

•
A New Solar Cell Design – Almost all conventional solar cells are two-dimensional designs based on wafer or thin film manufacturing processes.  As a result, their performance is naturally constrained by their physical structure.  By redefining the problem in 3D, we expect that the new design will be able to break down the 2D constraints and develop a more efficient solution.

Our initial commercialization objective is to create a low cost, high efficiency silicon solar cell based on our 3D technology.  By keeping our focus on silicon, we believe we can leverage the tremendous silicon infrastructure and manufacturing processes of the growing solar industry, as well as the mature and highly optimized semiconductor industry.  However, we anticipate that our 3D technology will be able to be used to create multi-junction cells with exotic materials such as gallium arsenide to achieve efficiencies that may be greater than 50% for use in concentrated solar and high performance applications.

We have developed three generations of prototypes—with the final prototype combining all of the elements of our research and experimentation.  We are currently seeking a manufacturing partner that will help us take our solar cell from our laboratory prototypes to the solar cell market place by producing a value-engineered manufacturing prototype, conducting a pilot manufacturing run, and then offering the solar cell for sale.

Our Approach to Providing Solar Systems

Our subsidiary, SUNworks, is engaged in the business of the design, installation, and management of solar systems for commercial, agricultural, and residential customers in California.  SUNworks designs, finances, and installs systems ranging in size from 2KW (kilowatt) for residential loads to multi MW (megawatt) systems for larger commercial projects.

Through SUNworks, we  provide the following systems:

Roof-Mounted Systems. SUNworks roof mounted solar systems range from small 2KW systems to large multi-megawatt systems.  The solar panels are lightweight and can be installed on any roof style.  Roof mounted systems come with up to a 25 year production warranty.

Ground-Mounted Systems. A ground-mounted solar system is an alternative for owners who have roof issues or open property.  Ground-mounted systems are designed to make the most of the available space and sunlight while remaining easy to maintain.  These systems are designed to withstand all wind up-lift zoning requirements and come with a 25 year production warranty.

Post-Mounted Systems. Pole-mounted solar systems allow for homes, farms, or businesses to generate electricity in highly-visible and efficient locations without shading or directional issues.  Pole-mount systems are placed on a fixed platform and positioned to capture optimal sunlight.  Unlike roof-mounted systems, a pole-mount solar system does not involve any building attachment and is a highly-beneficial low cost option to owners with minimal roof or land space.

Carport Systems. A carport or trellis solar system is a viable solution for the residential or commercial business owner that is looking to take advantage of solar power without sacrificing valuable parking, or large portions of expensive real estate.  New carport or trellis structures can be custom built or existing carports can be modified to provide shaded or covered parking. Custom-designed solar carport or trellis systems require virtually no maintenance and allow the panels to be positioned for optimal energy production.

Tilted Single Axis Trackers. Tilted single axis trackers offer optimal efficiency and solar tracking capabilities by tracking the sun throughout the day.  The motors in the single axis trackers move with the earth's orbit allowing 20% more power to be captured than a fixed solar array.

Duel Axis Trackers. A SUNworks dual-axis tracker can produce 30% more electricity than stationary solar arrays.  This is achieved since the array follows the daily movement of the sun from east to west, as well as its change in altitude through the seasons.  Although the initial cost of a dual axis tracking system can be higher than a stationary system, the dual axis tracker produces more electricity making it possible to use fewer panels to provide the same amount of electricity.  Dual axis trackers can also be a viable solution for property owners that would prefer not to cover large portions of their land with ground mounted solar arrays.

Solar Performance Assessments. A Solar Energy Performance Assessment (“EPA“) is SUNworks’s version of an energy audit.  This is the first step to assess how much energy a home or business consumes and to evaluate what measures can be taken to make the home or business more energy efficient, by performing a room by room examination of a structure as well as a thorough examination of past utility bills.  By taking this step, customers can make additional changes to reduce energy usage and reduce the necessary size of the solar system. SUNworks’s EPA uses building science to help SUN evaluate and create a comprehensive plan that will increase energy efficiency and comfort, lower utility bills, reduce carbon footprint, improve the indoor air quality, and extend the structure's durability.

Maintenance and Performance Packages: SUN offers maintenance care packages that include system cleanings and maintenance inspections.  SUNworks also offers performance packages which include complete system monitoring, performance guarantees, warranties, and cleanings.

Business and Revenue Models

Our SUNworks Division designs, installs, and manages solar systems for commercial, agricultural, and residential customers in California.  The solar system projects are sold to customers taking into account the cost of direct material and overhead, and bid with a profit.  The bid process is typically competitive, but SUNworks believes it is highly effective at developing bids that are clear and understandable for the customer and detailed enough to make a strong case for using SUNworks services instead of our competitors.   With the rapid expansion of the solar market in California and in the United States in general, Solar3D has a significant opportunity to grow organically with the overall industry growth, and also as a result of gaining market share through superior competitive strategy.

We will also seek to pursue a growth strategy by making strategic acquisitions to increase shareholder value. Part of this strategy was our entry into the asset purchase agreement with MDE. We will seek to identify additional companies in the same segment of the solar marketplace. However, except for the asset purchase agreement with MDE, we have no current agreements or understanding in place for any acquisitions and there can be no assurance that we will be able to consummate any such acquisitions.

We completed the third generation prototype of our new solar cell technology in the summer of 2014.  We are now seeking a manufacturing partner to help us commercialize the technology.  Our objective is to enter into a license or joint venture agreement with a manufacturer and give them broad authority to take our technology to market, and pay us a royalty defined in the licensing agreement.

Competition

The market for the design, installation, and management of solar systems in California is highly competitive and fragmented.  This provides both a risk and an opportunity.  With so many small and medium size companies working in the marketplace, competition for the jobs of the type that we seek to perform is intense.  In order to continue to be successful in the solar systems business, we will have to continue to be effective at designing projects, sourcing materials, making strong presentations, and maintaining a strong reputation.

There are a number of competitors that are much stronger financially, are better known, and have more access to capital and material than us.  Some larger companies also have proprietary customer acquisition methodology that we do not utilize.  There is no guarantee that we will continue to be competitive against strong competition.

The fragmented market with many small to medium-sized companies is consistent with other markets in which well managed companies have been able to combine a number of similar companies with like-minded management in to a larger and stronger competitor.  This is our strategy.  We are currently seeking to identify our highest quality competitors and approach them with the potential of proposing that we acquire them.    Our ability to execute that strategy is dependent on finding, and financing, the type of company that will complement our existing business and help strengthen organic growth.  There is currently little competition in the business of consolidating companies in the solar systems business, but we anticipate that that will change within a short period of time.  There is not guarantee that we will find additional companies to acquire.

The market for solar cell technology is highly competitive.  There are many companies throughout the world that manufacture solar cell arrays using existing technology and several other companies pursuing new methods to produce more energy efficiency using photovoltaic structures.  Additionally, researchers at universities worldwide are currently working on new means to increase photovoltaic efficiency.  Many of these competitors have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial and marketing resources than we do.  Our ability to compete successfully in this field will depend upon our completion of development of our proprietary technique for production of more efficient solar cells and the adoption of our technology by major manufacturers in the field.  We cannot assure that we will be able to compete successfully in the solar cell technology industry, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

Government Regulation

We are subject to various federal, state and local laws affecting wireless communication and security businesses.  The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us.  Our business is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.  Our failure to comply with applicable government rules or regulations could have a material adverse effect on our financial condition and business operations.

Employees

We have 77 full time employees. We also rely upon the services of consultants to assist us with designing photovoltaic receptors to produce electricity from that incident light energy. We believe our employee relations are satisfactory.

Seasonality

Our operations are not expected to be affected by seasonal fluctuations, although our cash flow may be affected by fluctuations in the timing of investment capital to support our research and product development.  We experiences some seasonality in our design and installation business, with winter being relatively slow and summer and fall being busy.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Related to Our Financial Position and Capital Requirements

We have a limited operating history, which could make it difficult to accurately evaluate our business and prospect.

Although we were formed in January 2002, we have not begun to test market or sell our 3D solar cell technology. We acquired SUNworks in January 2014 which experienced rapid and profitable growth in its first three years of operations. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.  Management believes that our success will depend in large part on our ability to continue to successfully sell solar systems in California against determined competition, consummate synergistic acquisitions, and on the industry’s acceptance of our 3D solar cell technology as an alternative to traditional energy sources.  We intend to invest heavily in completing development of our 3D solar cell technology.  As a result, we may incur operating losses.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of December 31, 2013 and September 30, 2014, we had an accumulated deficit of $15,947,107 and $33,525,124 respectively. We continue to incur significant research and development and other expenses related to our ongoing and acquired operations. We have incurred operating losses since our inception, may continue to incur significant operating losses for the foreseeable future, and we expect that these losses may increase as we: (i) continue to identify and advance a number of products, (ii) continue our development of our product candidates, and commercialize our products, and (iii) expand our corporate infrastructure, including the costs associated with being a public company. As such, we are subject to all of the risks incidental to the development of new solar energy products and related companion diagnostics, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our consolidated financial statements as of December 31, 2013 were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may require substantial additional funding which may not be available to us on acceptable terms, or at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our product candidates, or continue our development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to advance our product candidates and commercialize our products, including building our own commercial organizations to address certain markets. We will require additional capital for the further development and commercialization of our product candidates, as well as to fund our other operating expenses and capital expenditures.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. We may also seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition and prospects.

Our future capital requirements will depend on many factors, including:

•	the progress of the development of our product candidates;

•	the number of product candidates we pursue;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	our plans to establish sales, marketing and/or manufacturing capabilities;

•	the effect of competing technological and market developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	general market conditions for offerings from solar energy companies;

•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization; and

•	our revenues, if any, from successful development and commercialization of our product candidates.

In order to carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to certain of our product candidates or marketing territories.

In addition, certain investors, including institutional investors, may be unwilling to invest in our securities since we are traded on the Over-the-Counter Bulletin Board, or OTCBB, and not on a national securities exchange. Our inability to raise capital when needed would harm our business, financial condition and results of operations, and could cause our stock price to decline or require that we wind down our operations altogether.

Risks Related to Our Business and Industry

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the United States, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services. For example, certain jurisdictions have proposed assessing fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. Any similar government or utility policies adopted in the future could reduce demand for our products and services and adversely impact our growth.

Our business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow.  The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•
fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of governmental subsidies and incentives.

Our business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow.  The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•
fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of governmental subsidies and incentives.

Our business currently depends on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits and incentives would adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. We rely on these governmental rebates, tax credits and other financial incentives to lower the cost of installing solar systems and to incent customers to purchase solar systems. These incentives enable us to lower the price we charge customers for energy and for our solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The federal government currently offers a 30% investment tax credit under Section 48(a)(3) of the Internal Revenue Code, or the Federal ITC, for the installation of certain solar power facilities until December 31, 2016. This credit is due to adjust to 10% in 2017. Solar energy systems that began construction prior to the end of 2011 were eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Act of 2009, or the U.S. Treasury grant, in lieu of the Federal ITC. Pursuant to the Budget Control Act of 2011, U.S. Treasury grants are subject to sequestration beginning in 2013. Specifically, U.S. Treasury grants made on or after March 1, 2013 through September 30, 2013 will be reduced by 8.7%, and U.S. Treasury grants made on or after October 1, 2013 through September 30, 2014 will be reduced by 7.2%, regardless of when the U.S. Treasury received the application. As a result, for all applications pending or submitted prior to December 31, 2013, we expect to suffer grant shortfalls of approximately $1.3 million associated with our financing funds. Applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives.

Reductions in, or eliminations or expirations of, governmental incentives could adversely impact our results of operations and ability to compete in our industry by increasing our cost of capital, causing us to increase the prices of our energy and solar energy systems, and reducing the size of our addressable market. In addition, this would adversely impact our ability to attract investment partners and to form new financing funds and our ability to offer attractive financing to prospective customers.

Our business depends in part on the regulatory treatment of third-party owned solar energy systems.

Our leases and power purchase agreements are third-party ownership arrangements. Sales of electricity by third parties face regulatory challenges in some states and jurisdictions. Other challenges pertain to whether third-party owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third-party owned systems are eligible at all for these incentives, and whether third-party owned systems are eligible for net metering and the associated significant cost savings. Reductions in, or eliminations of, this treatment of these third-party arrangements could reduce demand for our systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

Our ability to provide solar energy systems to customers on an economically viable basis depends on our ability to help customers find financing for such systems .

Our solar energy systems have been eligible for Federal ITCs or U.S. Treasury grants, as well as depreciation benefits. We have relied on, and will continue to rely on, financing structures that monetize a substantial portion of those benefits and provide financing for our solar energy systems. With the lapse of the U.S. Treasury grant program, we anticipate that our reliance on these tax-advantaged financing structures will increase substantially. If, for any reason, we were unable to continue to monetize those benefits through these arrangements, we may be unable to provide and maintain solar energy systems for new customers on an economically viable basis.

The availability of this tax-advantaged financing depends upon many factors, including:

•	the state of financial and credit markets;

•	changes in the legal or tax risks associated with these financings; and

•	non-renewal of these incentives or decreases in the associated benefits.

Under current law, the Federal ITC will be reduced from approximately 30% of the cost of the solar energy systems to approximately 10% for solar energy systems placed in service after December 31, 2016. In addition, U.S. Treasury grants are no longer available for new solar energy systems. Changes in existing law and interpretations by the Internal Revenue Service and the courts could reduce the willingness of funding sources to provide funds to customers of these solar energy systems. We cannot assure you that this type of financing will be available to our customers. If, for any reason, we are unable to find financing solar energy systems, we may no longer be able to provide solar energy systems to new customers on an economically viable basis. This would have a material adverse effect on our business, financial condition and results of operations.

We may incur cost overruns in the development, manufacture, and distribution of our various products.

We may incur substantial cost overruns in the development, enhancement, and marketing of our 3D solar cell technology.  Management is not obligated to contribute capital to us.  Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose your entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan.  We cannot assure that we will be able to obtain sufficient capital to implement our business plan successfully.  If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of stockholders’ investment in us is diminished.

If we cannot compete successfully against other solar and energy companies, we may not be successful in developing and commercializing our technology and our business will suffer.

The solar and energy industries are characterized by intense competition and rapid technological advances, both in the United States and internationally. We will compete with a number of existing and future technologies and product candidates developed, manufactured and marketed by others. Many of these competitors have validated technologies with products already  in various stages of development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing product candidates and technologies generally;

•	manufacturing product candidates; and

•	launching, marketing and selling product candidates.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the solar and energy industries may result in even more resources being concentrated in our competitors. As a result, may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

Because we will be competing against significantly larger companies with established track records, we will have to demonstrate that, based on experience, and other factors, our products, are competitive with other products.

Adverse economic conditions may have material adverse consequences on our business, results of operations and financial condition.

Unpredictable and unstable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. We rely upon our ability to generate additional sources of liquidity and we may need to raise additional funds through public or private debt or equity financings in order to fund existing operations or to take advantage of opportunities, including acquisitions of complementary businesses or technologies. Any adverse event would have a material adverse impact on our business, results of operations and financial condition.

If we are unable to retain and recruit qualified scientists and advisors, or if our key executives, key employees or consultants discontinues his or her employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among solar, energy and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital and our ability to implement our overall business strategy.

We are highly dependent on members of our management and scientific staff, especially James B. Nelson, our Chief Executive Officer and President. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific personnel. The loss of any of our executive officers, key employees or consultants and our inability to find suitable replacements could impede the achievement of our research and development objectives, potentially harm our business, financial condition and prospects. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future is critical to our success. We may be unable to attract and retain personnel on acceptable terms given the competition among solar and energy companies, universities and non-profit research institutions for experienced scientists. Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other solar and energy companies. We do not maintain  “key man” insurance policies on any of our officers or employees. All of our employees are employed “at will” and, therefore, each employee may leave our employment at any time.

We plan to grant stock options, restricted stock grants, or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance and aligning the interests of employees with those of our stockholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees, including qualified scientific personnel, and attract additional qualified candidates, our business and results of operations could be adversely affected.

We may not successfully implement our business model.

Our business model is predicated on our ability, or the ability of our Licensees to produce 3D solar cell technology in qualified facilities,  our ability to provide solar systems at a profit, and our growth through strategic acquisition r.  We intend to continue to operate as we have previously with sourcing and marketing methods that we have used in the past.  However, we cannot assure that our methods will continue to attract new customers nor that we can maintain a profit in the very competitive solar systems marketplace.  We are actively seeking to acquire additional companies that are similar to ours, and that make a profit.  We cannot guarantee that such companies are available or that we can sustain their performance after we acquire them.  We intend to outsource manufacturing or to license the proprietary technology to customers for production in their own facilities. We cannot assure that customers will license our technology to produce it in their own facilities, that various industries will adopt our 3D solar cell technology in the volume that we project, or that prospective customers will agree to pay the prices that we propose to charge.  In the event our customers resist paying the prices projected in our business plan to purchase our 3D solar cell technology or to license the technology to produce it themselves, our business, financial condition, and results of operations will be materially and adversely affected.

We will need to increase the size of our company and may not effectively manage our growth.

Our success will depend upon growing our business and our employee base. Over the next 12 months, we plan to add additional employees to assist us with operations, sales, administration and research and development. Our future growth, if any, may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition, and results of operations.

If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in complementary or synergistic companies, services, and technologies in the future. Acquisitions and investments involve numerous risks, including:

•	difficulties in identifying and acquiring products, technologies, or businesses that will help our business;
•	difficulties in integrating operations, technologies, services, and personnel;
•	diversion of financial and managerial resources from existing operations;
•	the risk of entering new development activities and markets in which we have little to no experience;
•	risks related to the assumption of known and unknown liabilities; and
•	risks related to our ability to raise sufficient capital to fund additional operating activities.

As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may fluctuate significantly, and investors in our common stock may lose all or a part of their investment.

The market prices for securities of solar and energy companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	our failure to commercialize our product candidates;
•	unanticipated serious safety concerns related to the use of any of our product candidates;
•	adverse regulatory decisions;
•	changes in laws or regulations applicable to our product candidates;
•
legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our product candidates, and the results of any proceedings or lawsuits, including patent or stockholder litigation;

•	our dependence on third parties, including;
•	announcements of the introduction of new products by our competitors;
•	market conditions in the solar and energy sectors;
•	announcements concerning product development results or intellectual property rights of others;
•	future issuances of common stock or other securities;
•	the addition or departure of key personnel;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;
•	actual or anticipated variations in quarterly operating results;
•	our failure to meet or exceed the estimates and projections of the investment community;
•
overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	issuances of debt or equity securities;
•	sales of our common stock by us or our stockholders in the future;
•	trading volume of our common stock;
•	ineffectiveness of our internal controls;
•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	general political and economic conditions;
•	effects of natural or man-made catastrophic events; and;
•	other events or factors, many of which are beyond our control.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might worsen if the trading volume of our common stock is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

We do not expect to pay cash dividends on our common stock, and investors will be able to receive cash in respect of their shares of our common stock only upon the sale of such shares.

We have no intention in the foreseeable future to pay any cash dividends on our common stock. Therefore, an investor in our common stock may obtain an economic benefit from the common stock only after an increase in its trading price and only then by selling the common stock.

Because our common stock is a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

According to the definition adopted by the SEC, our common stock is a “penny stock” because, among other things, its price is below $5.00 per share, it is not listed on a national securities exchange and we do not meet certain net tangible asset or average revenue requirements. Broker-dealers that sell penny stock must provide purchasers of such stock with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stock and the nature and level of risks involved in investing in penny stock. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stock, and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to publicly resell their shares of our common stock at times and prices that they feel are appropriate.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued in connection with the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of solar and energy companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of our securities. This risk is especially relevant for us because solar and energy companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

We may issue additional equity securities to fund future expansion and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to our product candidates, potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of our product candidates.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or those of our other stockholders.

As of December 22, 2014, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, over 9.9% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Our certificate of incorporation, as amended, and bylaws provide for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of our officers and/or directors.

Our certificate of incorporation, as amended, bylaws and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recover.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company, prevent attempts to replace or remove current management and reduce the market price of our common stock.

Provisions in our certificate of incorporation, as amended, and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation, as amended, authorizes our board of directors to issue up to 5,000,000 shares of “blank check” preferred stock. As a result, without further stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change in control of us. An “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in the Delaware General Corporation Law.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on public companies to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act are effective upon enactment, others will be implemented upon the SEC’s adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and, accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

These new or changed laws, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. If the actions we take in our efforts to comply with new or changed laws, regulations and standards differ from the actions intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures, or, if we discover material weaknesses and deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Sarbanes-Oxley specifically requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of Sarbanes-Oxley. Our testing, or the subsequent testing by our independent registered public accounting firm, if and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors referred to on page 5 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, acquisitions of new technologies and investments, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of any of the securities listed above.

The terms of any securities we offer will be determined at the time of sale. We may issue securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation, as amended, which may be further amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

As of December 22, 2014, our authorized capital stock consisted of 1,000,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of December 22, 2014, there are 364,289,225 shares of our common stock issued and outstanding and 0 shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors (the “Board”) out of legally available funds. However, the current policy of our Board is to retain earnings if any, for the operation and expansion of the Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

As of the date of this prospectus, 0 shares of preferred stock are issued and outstanding. Our Certificate of Incorporation provides that our Board may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our Board, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our Certificate of Incorporation and any certificates of designation that the Board may adopt. Prior to the issuance of shares of each series of preferred stock, the Board is required by the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a)
The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board;

(b)
The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative;

(c)
Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(d)	The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(e)
The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of common stock, other securities, or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;

(f)
The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board; and

(g)
The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Company, whether or not convertible into shares of stock with the Company.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our Board has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation and Bylaws and Delaware law, as applicable, among other things:

•	provide the board of directors with the ability to alter the bylaws without stockholder approval;

•	place limitations on the removal of directors; and

•	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Blank Check Preferred. The Board is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare with an address at 8742 Lucent Blvd, Suite 225, Highlands Ranch, CO 80129.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. If there are differences between that prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to a particular series of warrants. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the warrant agreement under which the warrants will be issued;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	anti-dilution provisions of the warrants, if any;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•
the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;
•	the identities of the warrant agent and any calculation or other agent for the warrants;
•	federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants;
•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by Delaware law.

Calculation Agent

Calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase common stock directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the OTC QB. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended and for the period from January 30, 2002 (Inception) through December 31, 2013 have been incorporated in reliance on the report of HJ Associates & Consultants, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 26, 2014;
•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 15, 2014;
•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the SEC on July 23, 2014;
•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on November 10, 2014;
•	Registration Statement on Form S-8 filed with the SEC on September 5, 2014;
•
Current Reports on Form 8-K and 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed with the SEC on April 1, 2014, May 2, 2014, July 23, 2014, August 29, 2014, October 3, 2014, November 6, 2014, December 11, 2014, and  December 18, 2014; and

•	The description of our common stock contained in our Form 10-SB filed with the SEC on May 8, 2002.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. All filings from the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (858) 210-3700 or by writing to us at the following address:

Solar3D, Inc.
26 West Mission Avenue, Suite 8
Santa Barbara, CA 93101
Attn.: Corporate Secretary

3,000,000 Units

Each Consisting of
One Share of Common Stock and
       a Warrant to Purchase One Share of Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-runner

Cowen and Company

March 3, 2015